EXHIBIT 10.3

RESTATED PAMRAPO BANCORP, INC.

CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made effective as of this 23rd day of October, 2007, by and between Pamrapo Bancorp, Inc. (the “Holding Company”), a corporation organized under the laws of the State of New Jersey, with its principal office at 611 Avenue C, Bayonne, New Jersey, and Kenneth D. Walter (“Executive”). The term “Institution” refers to Pamrapo Savings Bank, SLA, a wholly-owned subsidiary of the Holding Company or any successor thereto.

WHEREAS, Pamrapo Bancorp, Inc., (the “Holding Company”) and Kenneth D. Walter (“Executive”) entered into a Change in Control Agreement (“Original Agreement”) effective January 1, 2002;

WHEREAS, Section 8(a) of the Original Agreement provides that it may be modified by written instrument signed by both parties; and

WHEREAS, the amendment of the Original Agreement now is considered desirable by the parties;

NOW, THEREFORE, it is agreed that the Original Agreement is amended and restated as follows:

1.	TERM OF AGREEMENT.

The period of this Agreement shall be deemed to have commenced as of the date first written above and shall continue for a period of thirty-six (36) full calendar months thereafter. The term of this Agreement shall be extended for one day each day until such time as the board of directors of the Holding Company (the “Board”) or Executive elects not to extend the term of the Agreement by giving written notice to the other party, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

2.	CHANGE IN CONTROL.

(a) Upon the occurrence of a Change in Control of the Holding Company or the Institution (as herein defined), the provisions of Section 3 shall apply.

(b) For purposes of this Agreement, a “Change in Control” of the Holding Company or the Institution shall mean a “change in the ownership” of the Holding Company or the Institution, a “change in effective control” of the Holding Company or the Institution, or a “change in the ownership of a substantial portion of the assets” of the Holding Company or the Institution as these terms are defined in Section 409A of the Code and the regulations promulgated thereunder.

3.	CHANGE IN CONTROL BENEFITS.

(a) Upon the occurrence of a Change in Control, the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to three (3) times Executive’s average annual compensation for the three (3) most recent taxable years that Executive has been employed by the Holding Company and/or the Institution or such lesser number of years in the event that Executive shall have been employed by the Holding Company and/or the Institution for less than three years. Such annual compensation shall include base salary, commissions, bonuses, any other cash compensation, contributions or accruals on behalf of Executive to any pension and/or profit sharing plan, severance payments, retirement payment, director or committee fees and fringe benefits paid or to be paid to the Executive in any such year and payment of any expense item without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Holding Company or the Institution. Such payment shall be made in a lump sum within 60 days following the Change in Control. Notwithstanding the preceding sentence, payment pursuant to this paragraph (a) shall not commence earlier than January 1, 2008.

(b) Notwithstanding the preceding paragraph of this Section 3, in the event that the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Change in Control Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Holding Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of the Excise Tax on the Change in Control Payments and any Federal, state and local income and employment taxes and the Excise Tax upon the Gross-Up payment, shall be equal to the Change in Control Benefits.

(i) For purposes of determining whether any of the Change in Control Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Change in Control Benefits shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Holding Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of the Tax Counsel and the Auditor shall be borne solely by the Holding Company.

(ii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

(iii) The Gross-Up Payment shall be made upon the payment to the Executive of the Change in Control Benefits unless it is initially determined by the Holding Company or the Tax Counsel that the Change in Control Benefits are not subject to the Excise Tax but after payment of the Change in Control Benefits, it is finally that the Change in Control Benefits are subject to the Excise Tax, in which case it shall be made upon the imposition upon the Executive of the Excise Tax.

(iv) The Executive shall notify the Holding Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Holding Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Holding Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Holding Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Holding Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

a. give the Holding Company any information reasonably requested by the Holding Company relating to such claim;

b. take such action in connection with contesting such claim as the Holding Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Holding Company and reasonably satisfactory to the Executive;

c. cooperate with the Holding Company in good faith in order to effectively contest such claim; and

d. permit the Holding Company to control any proceedings relating to such claim as provided below; provided, however, that the Holding Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for the Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(v) The Holding Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Holding Company shall determine; provided, however, that if the Holding Company directs the Executive to pay such claim and sue for a refund, the Holding Company shall advance the amount of such payment to the Executive and shall indemnify and hold the Executive harmless from the Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Holding Company to contest such claim, the Executive may limit this extension solely to such claim. The Holding Company’ control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Holding Company without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

(vi) In the event that the Executive receives a refund of the Excise Tax previously paid, the Executive shall repay to the Holding Company, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by the Executive from the Internal Revenue Service on the refund, and an amount equal to the reduction in the Executive’s Federal, state and local income tax assuming that the repayment is deductible. If, after the receipt by the Executive of an amount advanced by the Holding Company in connection with the Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Holding Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

(c) Upon the occurrence of a Change in Control of the Institution or the Holding Company followed at any time during the term of this Agreement by Executive’s dismissal or Voluntary Termination, except for a Termination for Cause, the Holding Company shall cause to be continued life and medical coverage substantially equivalent to the coverage maintained by the Institution for Executive prior to his severance, except to the extent such coverage may be changed in its application to all Institution employees on a nondiscriminatory basis. Such coverage and payments shall cease upon expiration of thirty-six (36) full calendar months following the Date of Termination. For the purposes of this Section 3(c):

(i) The term “Voluntary Termination” shall mean the Executive’s termination of his employment at any time during the term of this Agreement following any material demotion, material loss of title, office or significant authority or responsibility, material reduction in annual compensation or benefits, or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control; and

(ii) The term “Termination for Cause” shall mean termination upon intentional failure to perform stated duties, personal dishonesty which results in loss to the Holding Company or one of its affiliates or willful violation of any law, rule, regulation or final Cease and Desist Order which results in substantial loss to the Holding Company or one of its affiliates or any material breach of this Agreement. For-purposes of this Section, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.

4.	SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Holding Company.

5.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Holding Company or shall impose on the Holding Company any obligation to employ or retain Executive in its employ for any period.

7.	NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Holding Company and their respective successors and assigns.

8.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	EFFECT OF ACTION UNDER INSTITUTION AGREEMENT.

Notwithstanding any provision herein to the contrary, to the extent that payments and benefits are paid to or received by Executive under the Institution Agreement between Executive and Institution, the amount of such payments and benefits paid by the Institution will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.

10.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply equally to the feminine.

12.	GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey.

13.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Holding Company’s main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.	PAYMENT OF COSTS AND LEGAL FEES.

All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Holding Company if Executive is successful pursuant to a legal judgment, arbitration or settlement.

15.	INDEMNIFICATION.

The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and Administrators) to the fullest extent permitted under Delaware law and as provided in the Holding Company’s certificate of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

16.	SUCCESSOR TO THE HOLDING COMPANY.

The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Institution or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company’s obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, Pamrapo Bancorp, Inc. has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the 23rd day of October, 2007.

ATTEST:	PAMRAPO BANCORP, INC.

/s/ Margaret Russo	By:	/s/ William J. Campbell
Secretary

WITNESS:

/s/ Judith McAuliffe	By:	/s/ Kenneth D. Walter
Asst. Secretary		Kenneth D. Walter

[SEAL]